Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Code Rebel Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” amended, said Article shall be and read as follows:“ so that, as

Please see attachment

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st day of May, 2014

By:	/s/ Arben Kryeziu
Authorized Officer

Title:	President & Chief Executive Officer

Name:	Arben Kryeziu
Print or Type

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CODE REBEL CORPORATION

The Certificate of Incorporation of CODE REBEL CORPORATION (the “Corporation”) was filed in the Office of the Secretary of State of the State of Delaware on May 8, 2014.

The Board of Directors of the Corporation, by the written consent of its stockholders, on May 20, 2014, have unanimously adopted a resolution proposing and declaring advisable that the Certificate of Incorporation be amended and restated in its entirety and have duly adopted this Amended and Restated Certificate of Incorporation.

In lieu of a special meeting of the stockholders, written consents were obtained from a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding shares of each class entitled to vote thereon as a class in favor of this Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).

The text of the Certificate of Incorporation, as amended and restated herein, shall read as follows:

FIRST:                       The name of the Corporation is “CODE REBEL CORPORATION”.

SECOND:                       The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                       The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:                       The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, consisting of:

Twenty Million (20,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”); and

Five Million (5,000,000) shares of Serial Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), containing such rights, powers, designations, preferences, and relative participating, optional or other special rights (including redemption, voting and conversion rights) and such qualifications, limitations and restrictions as may be fixed from time to time by the Board of Directors of the Corporation at a future date.

The number of authorized shares of any class or classes or series of stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of GCL, Section 242(b)(2).

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock is as follows:

A. Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and with respect to each such series, to fix the dividend rights, dividend rate, conversion right, liquidation preferences, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the number of shares constituting any such series and the designation thereof, or any of them, and such other preferences, powers, and special participating, optional, relative or other rights and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine; and to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of such series.

B. Common Stock.

(1) Dividends.  Subject to the express terms of any outstanding series of Preferred Stock, dividends on the Common Stock may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine.  In the event that such dividend is paid in the form of shares of Common Stock, holders of Common Stock shall receive shares of Common Stock.

(2) Liquidation Rights.  Subject to the express terms of any outstanding Preferred Stock, in the event of a liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

(3) Voting Rights.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the GCL.  The holders of Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

FIFTH:                       At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock of the Corporation owned by such stockholders of record on the record date for the meeting.  When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the By-laws applicable thereto, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SIXTH:

Number of Directors.  The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1).  Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

Term of Office; Quorum; Vacancies.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business.  Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

Removal.  Subject to the By-laws, any director may be removed upon the affirmative vote or consent of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of Common Stock entitled to vote for the election of directors, voting together as a class, given either by written consent of such stockholders or at a duly called annual or special meeting of stockholders.

SEVENTH:                       For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have the power, subject to the terms and conditions of the By-laws, to make, adopt, alter, amend, change, add to or repeal the By-laws.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

EIGHTH:

A. Stockholder Meetings; Keeping of Books and Records.  Meetings of stockholders may be held within or outside the State of Delaware as the By-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

B. Special Stockholders Meetings.  Special meetings of the Stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of Stockholders owning a majority in amount of the Common Stock of the Corporation issued and outstanding and entitled to vote.

C. No Written Ballot.  Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

NINTH:

A. Limits on Director Liability.  Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this Article NINTH shall eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which a director derived an improper personal benefit.  If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this Article NINTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

B. Indemnification.

(1) The Corporation shall indemnify, in accordance with the By-laws of the Corporation and to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation or any of its subsidiaries (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or any of its subsidiaries or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder.  Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.  The right to indemnification conferred by this paragraph 2 shall be deemed to be a contract between the Corporation and each person referred to herein.

(2) If a claim under paragraph 2(1) is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and paragraph 2(1) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article NINTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

C. Insurance.  The Corporation shall have the power (but not the obligation) to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this ARTICLE NINTH or the GCL.

D. Other Rights.  The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, contract, vote of stockholders or disinterested directors or otherwise.

E. Additional Indemnification.  The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the GCL.

F. Effect of Amendments.  Neither the amendment, change, alteration nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by GCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH or the rights or any protection afforded under this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH:

A. Corporate Opportunity.  In recognition of the fact that the Corporation and its directors, officers and stockholders, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such persons, the provisions of this ARTICLE TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such directors, officers and employees, acting in their capacities as such.  Accordingly, to the fullest extent permitted by applicable law, no director, officer or stockholder of the Corporation, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation.  To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any of its directors, officers or stockholders, such investments or activities shall not be deemed wrongful or improper, and no such director, officer or stockholder shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, so long as such transaction, matter or opportunity did not arise solely and expressly by virtue of the director being a member of the Board of Directors or an officer or an employee of the Corporation (a “Restricted Opportunity”).  In the event that any director, officer or stockholder, acting in his capacity as such, acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for the Corporation, but is not a Restricted Opportunity, such director, officer or stockholders, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such director, officer or stockholder, acting in his capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.  In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, this ARTICLE TENTH to the fullest extent permitted by Section 122(17) of the GCL (or any successor provision).

B. Confidential Information.  The provisions of this ARTICLE TENTH shall in no way limit or eliminate a director’s, officer’s or stockholder’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.  Except as otherwise set forth in this ARTICLE TENTH, this ARTICLE TENTH shall not limit or eliminate the fiduciary duties of any director or officer or otherwise be deemed to exculpate any director or officer from any breach of his fiduciary duties to the Corporation.  For the avoidance of doubt, nothing contained in this Article TENTH amends or modifies, or will amend or modify, in any respect any written contractual arrangement between any stockholders of the Corporation or any of their respective Affiliates, on the one hand, and the Corporation and any of its Affiliates, on the other hand, including the Stockholders Agreement or any applicable employment or non-competition agreement.

C. Amendment.  Neither the termination, alteration, amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this ARTICLE TENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE TENTH shall eliminate or reduce the effect of this ARTICLE TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE TENTH, would accrue or arise, prior to such termination, alteration, amendment, repeal or adoption.

ELEVENTH:                                 Subject to applicable law, and the terms herein, the Corporation reserves the right to repeal, alter, change or amend any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.  No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders as provided in the GCL.

TWELFTH:                       The Corporation has elected to not be governed by Section 203 (or any successor provision) of the GCL.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Elliot S. Weiss, its incorporator and sole stockholder on May 20, 2014.

CODE REBEL CORPORATION

By:	/s/ Elliot S. Weiss
	Name:	Elliot S. Weiss
	Title:	Incorporator and sole stockholder